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                                                                                                         EXHIBIT 12
                            OHIO POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
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                                                                                                            Twelve
                                                                                                            Months
                                                                   Year Ended December 31,                  Ended
                                                        1994       1995       1996       1997       1998    9/30/99
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . .    $ 63,805   $ 61,836   $ 52,147   $ 45,540   $ 33,663   $ 27,143
  Interest on Other Long-term Debt. . . . . . . .      21,453     23,193     27,045     29,620     38,520     45,946
  Interest on Short-term Debt . . . . . . . . . .         992      2,658      4,006      4,519      5,821      8,063
  Miscellaneous Interest Charges. . . . . . . . .       5,140      7,126      3,705      4,464      4,617      4,862
  Estimated Interest Element in Lease Rentals . .      13,900     50,700     53,200     52,900     59,300     59,300
       Total Fixed Charges. . . . . . . . . . . .    $105,290   $145,513   $140,103   $137,043   $141,921   $145,314

Earnings:
  Net Income. . . . . . . . . . . . . . . . . . .    $162,626   $189,447   $217,655   $208,689   $209,925   $199,388
  Plus Federal Income Taxes . . . . . . . . . . .      74,822     93,699    117,243    121,559    112,087    117,795
  Plus State Income Taxes . . . . . . . . . . . .       3,375      1,618      2,252      2,655      2,742      3,100
  Plus Fixed Charges (as above) . . . . . . . . .     105,290    145,513    140,103    137,043    141,921    145,314
       Total Earnings . . . . . . . . . . . . . .    $346,113   $430,277   $477,253   $469,946   $466,675   $465,597

Ratio of Earnings to Fixed Charges. . . . . . . .        3.28       2.95       3.40       3.42       3.28       3.20
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